Exhibit 99.1

Net1 extends Blue Label subscription date and amends related guarantee; announces proposed investments in Cell C and DNI

Johannesburg, March 1, 2017 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that it has agreed with Blue Label Telecoms Limited (“Blue Label”) to extend the subscription date for the Company's proposed 15% investment in Blue Label. On February 27, 2017 Blue Label announced that it was party to a binding umbrella restructure agreement with Cell C and other relevant parties, in terms of which Blue Label’s proposed subscription for 45% of the share capital of Cell C was confirmed. The binding restructure agreement is subject to the conclusion of the relevant transaction agreements by no later than June 30, 2017.

Net1 and Blue Label have accordingly agreed to extend the subscription date from February 28, 2017, to no later than June 30, 2017, in order to afford Blue Label the necessary flexibility to close its proposed Cell C transaction.

The Company, Blue Label and FirstRand Bank Limited, acting through its Rand Merchant Bank division (“RMB”) have agreed to amend the ZAR 2 billion guarantee issued by RMB in favour of Blue Label by extending the expiry date to May 31, 2017. All other terms of the loan facilities obtained from RMB in October 2016 remain the same.

The Company is also a party to the umbrella restructure agreement with Cell C and has offered to acquire a direct stake of 15% of the issued share capital of Cell C for a consideration of ZAR 2 billion.

The Company has also concluded a memorandum of understanding to acquire 49.6% of DNI-4PL Contracts (Pty) Ltd (“DNI”), with an option to acquire a controlling stake in DNI in the future. DNI is the leading distributor of mobile subscriber starter packs for Cell C and also distributes pre-paid airtime through an extensive network of field operatives and agents.

The proposed investments in Cell C and DNI are subject to certain conditions, including the satisfactory completion of due diligence, the required internal and external approvals and the execution of definitive transaction agreements. The Company intends to settle the purchase consideration for these two investments using a combination of surplus cash, debt and new equity placement.

“The combination of the diverse technological, commercial and logistical capabilities of Net1, Blue Label, Cell C and DNI provides a substantial and compelling business case for us,” said Serge Belamant, Chairman and CEO of Net1. “We are very excited about concluding these transformational transactions and will provide further details regarding the rationale for these transactions, the final consideration paid and the funding structure when the transactions close.”

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the proposed investments in Blue Label, Cell C and DNI not closing; RMB failing to provide the loans or honour the guarantee; failing to conclude an equity placement; or failure by the Company to realize the anticipated benefits from these transactions; and other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Financial Adviser and Transaction Sponsor:
Rand Merchant Bank, a division of FirstRand Bank Limited